December 1, 2014

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Leading a Strong System

Last month, I reported on the strong performance of the Federal Home Loan Bank of New York (the “FHLBNY”) during the third quarter of 2014. This month, I am proud to report that the entire Federal Home Loan Bank System continues to perform well. In the third quarter, the System collectively earned $627 million, a 22 percent increase from the System’s second quarter net income. All 12 Federal Home Loan Banks were profitable during the quarter, and eight grew their advances balances during the quarter. Systemwide advances grew by 1.5 percent during the quarter, following an 11 percent increase during the second quarter, and now stand at $544.6 billion.

In the third quarter, the FHLBNY was the largest Home Loan Bank in the System as measured by both advances and assets. Our ratio of advances-to-assets at quarter-end was 79 percent, which was again the highest level among all the Federal Home Loan Banks. Ours is a strong System, and your cooperative continues to lead it.

Our strength is derived from several key contributors. Our membership is one of the strongest in the System, with 330 local lenders across New Jersey, New York, Puerto Rico and the U.S. Virgin Islands dedicated to responsibly meeting the needs of the communities you serve. Our focus on advances positions us to be a value-adding partner for our members, as evident in October, when our advances averaged $97.4 billion.

2014 Director Election Results

Our Board is another source of strength for our cooperative. Our Directors are active and knowledgeable, and their industry expertise provides valuable insight into the needs of both our membership and our communities. On November 26th, we announced the results of our 2014 Director elections:

•	Kevin Cummings was re-elected and Christopher Martin was elected by our New Jersey members to serve as Member Directors representing New Jersey. Mr. Cummings is president and chief executive officer of Investors Bank, and currently serves on our Board; his current term expires on December 31, 2014. Mr. Martin is president and chief executive officer of The Provident Bank.

•	David J. Nasca was elected by our New York members to serve as a Member Director representing New York. Mr. Nasca is president and chief executive officer of Evans Bank, N.A.

•	Anne Evans Estabrook and Richard S. Mroz were both re-elected by the membership to serve as Independent Directors. Ms. Estabrook and Mr. Mroz both currently serve on our Board; their current terms expire on December 31, 2014. Ms. Estabrook is owner and chief executive officer of Elberon Development Co. Mr. Mroz is president of the New Jersey Board of Public Utilities. Ms. Estabrook will continue to serve as a Public Interest Independent Director, a subset of Independent Directors.

All five Directors will serve terms of four years commencing January 1, 2015. I look forward to working with our new and returning Directors to further strengthen our cooperative, and I thank our outgoing Directors – Board Vice Chair Joseph Ficalora, president and chief executive officer of New York Community Bank; and Kevin Lynch, chairman, president and chief executive officer of Oritani Bank – for their remarkable service.

We saw good voter participation in this year’s election process. If you did not cast a vote this year, I urge you to participate next year.

Honoring Al DelliBovi

Over the 21 years in which he led our cooperative, Al DelliBovi kept the FHLBNY focused on supporting affordable housing initiatives across our region, and on serving as a reliable partner for all who work to provide housing for those who need it most. His is a legacy we are proud to continue, and on December 10th, the New York Housing Conference will honor Al and his legacy with the Clara Fox Award for Outstanding Achievement at its 41st Annual Awards Luncheon. This event is one of the largest gatherings of its kind in New York, with more than 1,300 of the affordable housing industry’s leading professionals in attendance. It is an honor that is well-deserved, and we look forward to celebrating the award with Al.

In Washington

FHLBNY Files Comment Letter on Membership NPR

Over the past few months, I have reported on the Federal Housing Finance Agency’s (“FHFA”) Notice of Proposed Rulemaking (“NPR”) on Federal Home Loan Bank membership. We have completed our analysis of the NPR, and our main concern is that making access to Federal Home Loan Bank advances and mortgage purchase programs contingent upon ongoing asset tests as currently proposed in the NPR injects “uncertainty of access” to the Federal Home Loan Bank System for our members. The importance of certainty of access to Federal Home Loan Bank liquidity is a central matter – both to our members and to the nation’s overall economy. The most significant value the 12 Federal Home Loan Banks provide to our System’s 7,400 members is reliability. Federal Home Loan Bank membership has always meant – and should always mean – access to liquidity that is constant and reliable. The FHFA’s proposal puts the reliability of this access in jeopardy. As a result, on November 26th, I submitted a letter on behalf of the FHLBNY requesting that the proposal be withdrawn. Our letter can be found on our website, and a copy is attached for your reference. I encourage you to read it, and to submit a letter of your own to the FHFA. The comment period for the NPR continues through January 12, 2015.

I hope everyone had a relaxing and joyful Thanksgiving, and, as we move through the final weeks of 2014, I look forward to our cooperative and our membership finishing the year strong.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.